Exhibit 99.1

GSV Capital Corp. Provides an Interim Update on Portfolio Company Developments for the Period Since June 30, 2014

WOODSIDE, Calif., October 9, 2014 (GLOBE NEWSWIRE) -- GSV Capital Corp. ("GSV") (Nasdaq:GSVC), today provided an interim update on developments from a selection of the private companies in its investment portfolio. GSV Capital investment data is reported as of June 30, 2014, unless explicitly stated otherwise.

Michael Moe, GSV's founder and Chief Executive Officer, stated, “We are encouraged by the positive price appreciation in our public portfolio and the fundamentals of our private investments. Public positions Twitter and TrueCar are both up nicely since June 30th. Additionally, our second largest position, Palantir, which represented 14.4% of net assets as of 6/30, and our number three position, Dropbox, which represented 9.8% of net assets as of 6/30, continue to hit major milestones.”

As of June 30, 2014, we held the following public positions:

Portfolio Investment	Ticker	Shares	Cost	Fair Value as of 6/30/14	% of Net Assets
Twitter	TWTR	1,900,600	$32,991,111	$77,867,582	27.12%
2U	TWOU	1,319,233	$10,032,117	$19,293,387	6.72%
Chegg	CHGG	1,182,792	$14,022,863	$8,326,856	2.90%
TrueCar	TRUE	251,572	$2,015,023	$3,067,543	1.07%
Cricket Media	CKT	33,333,333	$2,446,284	$825,000	0.29%
Total			$61,507,398	$109,380,368	38.1%

Moe continued, “It’s a priority for us to close the sizable discount between our stock price and net asset value. We believe we are taking action that will help us accomplish this. Moreover, it is a core philosophy of ours that the value of our portfolio will ultimately correspond with what we believe is the potential revenue and earnings growth of the companies that comprise our portfolio. Accordingly, we couldn’t be more confident in the long-term value that we believe is being created in our overall portfolio.”

GSV Capital Corp.

Selected Portfolio Company Developments by Growth Investment Theme

As previously reported, GSV Capital's net assets totaled $287.1 million or $14.86 per share at June 30, 2014. The percentages of net assets by growth investment theme shown below reflect percentages of invested capital at June 30, 2014.

Social Mobile, 25.8% of net assets

▪	Twitter, Inc.: Online social networking service Twitter moved into e-commerce with the introduction of a "buy" button that's now available to some of its U.S. users, allowing them to directly make purchases from tweets. Furthermore, on the company's Q2 Earnings Call, management stated that they expect Q3 revenue of $330-340M, and gave full year guidance of $1.31B – $1.33B, exceeding analyst estimates at the time.

▪	Dataminr, Inc.: Social analytics company Dataminr announced the North American launch of Dataminr for News. The Dataminr for News platform commercial release provides journalists with sophisticated technology for detecting and verifying breaking information on Twitter in real-time, and includes the launch of a new mobile application which delivers alerts to journalists wherever they are.

▪	Ozy Media: Ozy Media, a news media site, announced that they had raised an additional $20 million from German publisher, Axel Springer, which valued the company at $120M. The company also announced that they had reached three million unique monthly visitors since launching in the Fall of 2013. The company is also backed by Laurene Powell Jobs, Larry Sonsini, Ron Conway, Dan Rosensweig, and Axel Springer, alongside GSV Capital.

▪	Spotify Technology S.A.: Spotify announced that they had launched their platform in Canada on the mobile device, tablet, and the desktop. Spotify offers Canadians a free experience, with the potential to upgrade to Spotify Premium for $10 CAD per month. With the addition of Canada, Spotify is available in 58 countries. Spotify also announced that they had signed new hardware deals with Bose, Panasonic, and Gramofon, which all pledged to make devices that will integrate the functionality of Spotify Connect, a service which allows users to stream music wirelessly from their mobile devices directly to stereo speakers.

Education Technology, 33.8% of net assets

▪	2U, Inc.: 2U, which partners with universities to offer online degree programs, reported a Q2 Earnings per Share (EPS) loss of $0.22 cents, beating estimates by $0.02. The company also reported revenue of $24.74M, representing 32.4% year over year growth, beating estimates by $0.72M. 2U also announced that Southern Methodist University would be launching a Data Science degree in January 2015. Northwestern University also announced that they would be launching a Master of Arts in Counseling in the second quarter of 2015.

GSV Capital Corp.

▪	Coursera, Inc.: Massive online open course provider Coursera announced new partnerships with Mastercard, BNY Mellon, AT&T, and Shell, as they seek new content for employee training and development. For example, Bank of New York Mellon plans to follow out a series of Coursera finance classes in the Spring to educate new hires on capital flows, what liquidity really means and why risk management is important.

Cloud and Big Data, 24.7% of net assets

▪	Dropbox, Inc.: Online storage provider Dropbox announced the launch of streaming sync, allowing users to overlap both the upload and download phases. This results in improved multi-client sync times, particularly for large files, of up to 2x faster than the previous model. Additionally, Dropbox announced that their service would be preinstalled on Deutsche Telekom devices throughout Central and Eastern Europe.

Sustainability, 4.9% of net assets

▪	Jawbone: Smart device company Jawbone announced a free, multi-platform version of their UP app, a comprehensive lifestyle and activity-tracking system that provides rich insight and guidance around your weight, sleep, and fitness.

▪	Solexel: Thin-silicon solar cell manufacturer Solexel raised another $31M+ with participation from existing investors and GAF, the largest roofing materials manufacturer in the United States. To date, Solexel has raised $200M from Kleiner Perkins Caufield and Byers, DAG Ventures, Northgate Capital, Gentry Ventures, Technology Partners and SunPower.

Marketplaces, 10.8% of net assets

▪	Lyft: Peer to peer ridesharing application Lyft acquired Hitch, a ridesharing platform that connects multiple passengers along similar routes, to further accelerate the Lyft Line expansion. Lyft Line offers users shared rides along shared routes, priced for daily use. The company also announced their launch in major markets like New York City, and Orlando and stated that they would be looking to add another 100 cities globally in 2015. With the addition of these cities, Lyft is now available in over 70 total cities nationwide. Lyft CEO, John Zimmer, also said that the service now books 2 million rides per month, and that gross revenue is up 40% month over month.

▪	PayNearMe, Inc.: Leading cash-based payments platform PayNearMe was named an innovative financial technology startup to watch by The Guardian.

▪	TrueCar, Inc.: TrueCar, the negotiation-free car buying and selling platform, announced that they now have more than 9,000 active dealer partners in the TrueCar Certified Dealer network, including more than 8,000 new car franchise dealers and nearly 1,000 independent dealers. Today, more than 1 out of 4 franchise dealers in the United States are now TrueCar Certified Dealers. This is up from 8,000 in May of 2014.

GSV Capital Corp.

At June 30, 2014, GSV was invested in 45 private companies.

About GSV Capital Corp.

GSV Capital Corp. (GSVC) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. Led by industry veteran Michael Moe, the fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. GSV Capital is headquartered in Woodside, CA. www.gsvcap.com

Follow GSV Capital on Twitter: @gsvcap

The GSV Capital Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=12750

This logo remains the property of GSV Capital Corp. and may not be used with expressed written consent.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. GSV Capital Corp. undertakes no duty to update any forward-looking statements made herein.

Contact

GSV Capital Corp.

Spencer McLeod, (650) 235-4771

smcleod@gsvam.com